Exhibit 99


 THE BEARD COMPANY                                                 News Release
Enterprise Plaza, Suite 320
5600 North May Avenue                                  Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333    OTCBB:  BRCO

                                THE BEARD COMPANY
                              ANNOUNCES OPENING OF
                        INITIAL FERTILIZER MANUFACTURING
                                 PLANT IN CHINA

FOR IMMEDIATE RELEASE:  Wednesday, September 14, 2005

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today announced that the grand opening of its initial fertilizer manufacturing facility in the Peoples' Republic of China was held on September 8, 2005. More than 80 attendees were present at the opening ceremony, including several government officials from Xianghe County, Hebei Province, and the surrounding area. Also in attendance were W. M. Beard, Chairman of The Beard Company, Riza Murteza, Chairman of Beard Environmental Engineering, L.L.C. ("BEE"), other management members and employees, and prospective distributors. Yin Zhigang, Secretary of the County Committee of Xianghe County, opened the ceremony and congratulated the Company on opening its first plant.

     BEE has formed a limited liability company, BEE/7HBF, LLC ("BEE/7HBF"), a 50%-owned subsidiary which is expected to own all of our fertilizer operations in China. BEE/7HBF has formed Xianghe BH Fertilizer Co., Ltd., a wholly-owned foreign enterprise that will serve as the marketing arm for the fertilizer we produce in China.

     The new plant is located approximately 37 miles southeast of Beijing. It produces a revolutionary new, environmentally friendly, Organic Chemical Compound Fertilizer ("OCCF"). The new fertilizer uses up to 62% less chemicals, yet provides superior performance compared to chemical fertilizers presently used in China. The plant is expected to produce about 550 metric tons of OCCF this month, and gradually ramp up production until it reaches its targeted production of 2,667 metric tons in December of 2005. Upon reaching full production, the initial plant is targeted to produce 32,000 metric tons per year.

     Herb Mee, Jr., President of the Company, stated: "We have looked forward to this day since announcing the financing of the facility seven months ago. The opening of this plant represents a significant step forward for the Company as we continue our efforts to achieve a major turnaround in our financial and operating results."

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.
_______________

        Statements regarding future profitability and operations, including the timing of those activities, are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act. The statements involve risks that could significantly impact The Beard Company. These risks include, but are not limited to, adverse general economic conditions, unexpected costs or delays or other unexpected events, as well as other risks discussed in detail in our filings with the Securities and Exchange Commission. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or otherwise.

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FOR FURTHER INFORMATION CONTACT:  Herb Mee, Jr.

Fax Number (405) 842-9901                              Email:  hmee@beardco.com